Kodiak Oil & Gas Corp. Strengthens Management Team

Monday May 7, 8:39 am ET

JAMES HENDERSON NAMED CHIEF FINANCIAL OFFICER

DENVER, May 7 /CNW/ -- Kodiak Oil & Gas Corp. (Amex: KOG - News) an oil and gas exploration and production company with assets in the Green River and Williston Basins, today announced that James Henderson has joined the Company as Chief Financial Officer, effective May 24, 2007. He assumes the duties of principal financial and accounting officer from Lynn Peterson who remains as Kodiak’s President and CEO.

Before joining Kodiak, Henderson spent 17 years with Western Gas Resources, a NYSE-listed exploration and production company, in various financial roles including Director, Financial Planning & Analysis. He most recently served as Director, Accounting Services at Anadarko Petroleum Corp. (NYSE: APC - News) in the Denver office after its acquisition of Western Gas Resources. With his entire 20-year career spent at publicly traded oil and gas companies, Henderson brings to Kodiak in-depth knowledge of acquisitions and divestitures, internal financial controls and processes, Sarbanes Oxley compliance, cost management, and high-level analytical and modeling support. In addition, his relevant experience at Western Gas included involvement in midstream responsibilities such as gas gathering and marketing and commodity risk management as part of that company’s pipeline, gathering, processing and marketing unit.

Prior to joining Western Gas, Henderson held accounting and internal financial analyst positions at Apache Corporation and Pennzoil Company. He holds a Bachelors degree in Accounting from Texas Tech University and a Master of Business Administration degree from Regis University in Denver. He is active in the Council of Petroleum Accountants Societies (COPAS).

Lynn Peterson, President and CEO of Kodiak, said: “James fills a role much needed at our rapidly growing company. His extensive public company energy industry experience, M&A expertise, numerous professional relationships, and financial strengths are a valuable complement to the Kodiak team. Further, his addition will allow Kodiak to continue establishment of best-in-practice internal controls and corporate governance which are essential to a public company’s success. We are pleased that James has joined Kodiak and look forward to leveraging his broad skill set as we grow reserves, production and ultimately shareholder value.”

About Kodiak Oil & Gas Corp.

Kodiak Oil & Gas, headquartered in Denver, is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. For further information, please visit http://www.kodiakog.com. The common shares of the Company are listed for trading on the American Stock Exchange under the symbol “KOG.”

For further information

Mr. Lynn A. Peterson, President of Kodiak Oil & Gas Corp., +1-303-592-8075

or Mr. David Charles of EnerCom, Inc., +1-303-296-8834, for Kodiak Oil & Gas Corp. Web Site: http://www.kodiakog.com/

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